EXHIBIT 99.1

                              PRESS RELEASE

BERG ELECTRONICS
Corporate Headquarters
101 S. Hanley Road
St. Louis, MO 63105

                                                CONTACT:

                                                Gary D. Strong
                                                Director Investor Relations
                                                (314) 746-2235

For Immediate Release
Friday, June 5, 1998


           BERG ELECTRONICS ANNOUNCES STOCK REPURCHASE PROGRAM

      St. Louis, June 5, 1998 -- Berg Electronics Corp. (NYSE:BEI) today announced that its Board of Directors has authorized a stock repurchase program enabling the company to repurchase up to $50 million in aggregate value of the company's outstanding common stock. Purchases of common stock by the company may be made in the open market and/or through privately negotiated transactions at prevailing market prices depending on market conditions.

      "At current price levels we believe Berg Electronics stock represents an attractive investment opportunity. Such a stock repurchase program is expected to increase earnings per share and enhance financial flexibility," said James N. Mills, Chairman and Chief Executive Officer. "The repurchased stock will become treasury shares, available for general corporate purposes." The company currently has 41,533,778 shares of common stock outstanding.

      Berg Electronics Corp. is one of the largest suppliers of connector, socket and cable assembly products in the world with 1997 sales of $785 million. Berg is one of only four interconnect companies able to serve the electronic connector needs of multinational OEMs and their contract manufacturers on a global basis. The company's broad range of products serve the high-end data processing, personal computing, all segments of telecommunications, as well as the industrial and instrumentation markets. Headquartered in St. Louis,
Missouri, Berg Electronics employs more than 7,000 people worldwide at 23 manufacturing and research facilities, which are strategically located in the United States, the Netherlands,



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France, Ireland,  Sweden, the United Kingdom, Japan, Taiwan,  Singapore,  China,
Korea, Mexico and India. The company's stock trades on the New York Stock Exchange under the symbol "BEI."

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